Exhibit 5.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

May 24, 2016

Jones Energy, Inc.
807 Las Cimas Parkway
Suite 350
Austin, TX 78746

Ladies and Gentlemen:

We have acted as counsel to Jones Energy, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale from time to time by the Company of Class A common stock having an aggregate offering price of up to $73,000,000  (the “Class A Shares”) pursuant to that certain Equity Distribution Agreement dated May 24, 2016 (the “Distribution Agreement”) by and among the Company and Jones Energy Holdings, LLC, on the one hand, and the several managers named therein (the “Managers”), on the other.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the registration statement on Form S-3 (Registration No. 333-197809) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated September 16, 2014 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated May 24, 2016 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (iv) the Distribution Agreement; (v) the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”); and (vi) the Company’s records and documents, certificates of representatives of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed that all Class A Shares will be issued and sold in the manner set forth in the Prospectus and the Distribution Agreement and that any certificates for the Class A Shares will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for the Company.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Class A Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the Distribution Agreement and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Delaware Corporation Law, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.